Exhibit 99.1

Name and Address of Reporting Person:	Thomas H. Lee Advisors, LLC
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

Issuer Name and Ticker or Trading Symbol:	Fogo de Chao, Inc. [FOGO]

Date of Earliest Transaction
Required to be Reported
(Month/Day/Year):	May 17, 2017

Footnotes to Form 4

(1) This report is being filed by the following Reporting Persons:  Thomas H. Lee Advisors, LLC (“THL Advisors”), Thomas H. Lee Equity Fund VI, L.P. (“THL Equity VI”), Thomas H. Lee Parallel Fund VI, L.P. (“Parallel Fund VI”), Thomas H. Lee Parallel (DT) Fund VI, L.P. (“DT Fund VI”), THL Coinvestment Partners, L.P. (“THL Coinvestment”), THL Operating Partners, L.P. (“THL Operating”), THL Equity Fund VI Investors (Fogo), LLC (“THL Fogo”), THL Equity Fund VI Investors (Fogo) II, LLC (“THL Fogo II,” and together with THL Equity VI, Parallel Fund VI, DT Fund VI, THL Coinvestment, THL Operating, THL Fogo and THL Fogo II, the “THL Funds”) as well as Great-West Investors, L.P. (“Great West”) and Putnam Investments Employees’ Securities Company III LLC (“Putnam III”).

THL Advisors is the general partner of Thomas H. Lee Partners, L.P., which in turn is the general partner of THL Coinvestment and the sole member of THL Equity Advisors VI, LLC, which in turn is the general partner of the THL Equity VI, Parallel Fund VI, DT Fund VI, THL Operating and the sole manager of THL Fogo and THL Fogo II.  THL Advisors is attorney-in-fact of Great West and Putnam Investments, LLC, which is the managing member of Putnam Investments Holdings, LLC, which in turn is the managing member of Putnam III.

(2) Represents shares of the Issuer sold by the following entities: 2,430,067 shares sold by THL Equity VI; 1,645,514 shares sold by Parallel Fund VII; 287,439 shares sold by DT Fund VI; 83,829 shares sold by THL Coinvestment; 14,713 shares sold by THL Operating; 11,875 shares sold by THL Fogo; 1,319 shares sold by THL Fogo II; 12,645 shares sold by Great West; and 12,599 shares sold by Putnam III.

(3) This amount represents the $14.00 secondary public offering price per share of the Issuer’s common stock.

(4) Represents shares of the Issuer directly held by the following entities following the transaction:  9,625,409 shares held by THL Equity VI; 6,517,814 shares held by Parallel Fund VI; 1,138,536 shares held by DT Fund VI; 332,041 shares held by THL Coinvestment; 58,277 shares held by THL Operating; 47,036 shares held by THL Fogo; 5,223 shares held by THL Fogo II; 50,085 shares held by Great West; and 49,902 shares held by Putnam III.

(5) Each of the Reporting Persons disclaims beneficial ownership of the shares reported herein, except to the extent of its pecuniary interest.